Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May 14, 2018, by and between Paul Gullo (“Executive”) and Cardtronics USA, Inc. (the “Company”).

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company, on the terms set forth in this Agreement.

NOW,  THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Employment Term.  The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and conditions contained in this Agreement.  Executive’s employment with the Company pursuant to this Agreement shall commence on May 21, 2018 (the “Effective Date”) and shall continue until the first anniversary of the Effective Date (the “Initial Term”) unless earlier terminated pursuant to Section 8;  provided, that the term of this Agreement shall automatically be extended for one (1) additional year commencing on the first anniversary of the Effective Date and on each anniversary thereafter (each, a “Renewal Term”) unless, not less than ninety (90) days prior to the commencement of any such Renewal Term, either party shall have given written notice to the other that it does not wish to extend this Agreement (a “Non-Renewal Notice”), in which case, Executive’s employment under this Agreement shall terminate upon the close of business on the last day of the Initial Term or the then-current Renewal Term, as applicable.  The period during which Executive is employed by the Company pursuant to this Agreement is hereinafter referred to as the "Term."

2.         Employment Duties.  Executive shall have the title of Chief Accounting Officer of the Company and shall have such duties, authorities and responsibilities as are consistent with such position and as the Chief Financial Officer may designate from time to time.  Executive shall report to the Chief Financial Officer.  Executive shall devote Executive’s full working time and attention and Executive’s best efforts to Executive’s employment and service with the Company and shall perform Executive’s services in a capacity and in a manner consistent with Executive’s position for the Company; provided, that this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments (so long as such investment activities are of a passive nature), (ii) engaging in charitable or civic activities, (iii) participating on boards of directors or similar bodies of non-profit organizations, or (iv) subject to approval by the Board of Directors (the “Board”) of Cardtronics plc (“Parent”) in its sole and absolute discretion, participating on boards of directors or similar bodies of for-profit organizations, in each case of (i) – (iv), so long as such activities do not, individually or in the aggregate, (a) materially interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) result in a violation of Section 14, 15 and 16 of this Agreement.

3.         Base Salary.  During the Term, the Company shall pay Executive a base salary at an annual rate of $310,000, payable in accordance with the Company’s normal payroll practices for employees as in effect from time to time (Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”).

4.         Annual Bonus; Equity Plan Participation.

(a)        Annual Bonus.  With respect to each calendar year during the Term, Executive shall be eligible to earn an annual cash bonus award (the “Annual Bonus”) pursuant to the Annual Executive Cash Incentive Plan (“AECIP”), with a target Annual Bonus of sixty percent (60%) of Base Salary (“Target Bonus”) up to a maximum Annual Bonus of one hundred and fifty percent (150%) of Base Salary, based upon the achievement of annual performance targets established by the Board at the beginning of each such calendar year.  The Annual Bonus, if any, for each calendar year during the Term shall be paid to Executive pursuant to the terms of the AECIP. If the Effective Date is on or prior to June 1, 2018, Executive shall be eligible to receive the Annual Bonus without pro-ration for calendar year 2018.

(b)        Equity Plan Participation. Executive shall be eligible to participate in the Cardtronics, Inc. Third Amended and Restated 2007 Stock Incentive Plan (or its successor) (the “Plan”), with a target annual incentive of 60% of Base Salary, subject to approval by the Board of Cardtronics, Inc.

5.         Benefits.  During the Term, Executive shall be eligible to participate in any benefit plans (other than any severance plan or policy), including medical, disability and life insurance offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable Benefit Plan. The Company does not promise the adoption or continuance of any particular Benefit Plan and reserves the right to amend or cancel any Benefit Plan at any time in its sole discretion (subject to the terms of such Benefit Plan and applicable law).

6.         Sign-On Bonus and One-Time RSU Award.

(a)        Executive shall be entitled to receive a lump sum payment of $20,000 (“Sign-On Bonus”) on the first payroll date following the sixtieth (60th) day following the Effective Date. If Executive’s employment is terminated pursuant to Sections 9(c) or 9(f) prior to the second (2nd) anniversary of the Effective Date, Executive shall forfeit and return the Sign-On Bonus to the Company.

(b)        As soon as reasonably practicable following the Effective Date, Executive shall be granted restricted stock units with fair market value equal $100,000 as of the Effective Date (the “RSUs”). The RSUs shall be eligible to vest at a rate of 25% on each of the first four anniversaries of the Effective Date. The RSUs shall be subject to the terms and conditions of the Plan and the award agreement executed between Executive and Cardtronics, Inc a form of which is attached hereto as Annexure A.

7.         Vacation. Executive shall be entitled to four (4) weeks of annual paid vacation days, which shall accrue and be useable by Executive in accordance with Company policy, as may be in effect from time to time.

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8.         Expense Reimbursement.  Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

9.         Termination of Employment.  The Term and Executive’s employment hereunder may be terminated as follows:

(a)        Death: Automatically in the event of the death of Executive;

(b)        Disability: At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive.  As used herein, the term “Disability” shall mean Executive being eligible for the Company’s (or its Affiliate’s) long-term disability benefits, if any are available to employees of the Company or upon Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 180 days as determined by the Company and certified in writing by a competent medical physician selected solely by the Company in the event of any alleged mental impairment and in the event of any alleged physical impairment by the Company, with Executive having the right to approve such selection (however, if Executive fails to approve the Company’s first two selections within ten days of being notified of each such selection, the Company will have the right thereafter to designate any licensed medical physician on staff with either the Baylor College of Medicine or Methodist Hospital, each located in Houston, Texas) (an “Impairment”); provided that, in either case, the Company may employ someone to undertake Executive’s authorities, duties and responsibilities with respect to the Company and its Affiliates, including with Executive’s title and reporting lines, during the period from the earlier of (i) the date Executive is eligible for the Company’s (or its Affiliate’s) long-term disability benefits or (ii) the onset of the Impairment until Executive’s employment with the Company is terminated, and, notwithstanding anything to the contrary, any such action by the Company will not constitute Good Reason, constructive termination or breach of this Agreement or otherwise;

(c)        Cause: At the option of the Company for Cause, by delivering prior written notice to Executive;

(d)        Without Cause by the Company: At the option of the Company at any time without Cause, by delivering written notice of its determination to terminate to Executive;

(e)        Good Reason: At the option of Executive for Good Reason;

(f)        By Executive without Good Reason: At the option of Executive without Good Reason, upon sixty (60) days prior written notice to the Company (which the Company may, in its sole discretion, make effective earlier than the termination date provided in such notice),

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(g)        Company Non-Renewal Notice: Upon the close of business on the last day of the Initial Term or the then-current Renewal Term, as applicable, as a result of a Non-Renewal Notice by the Company; or

(h)        Executive Non-Renewal Notice: Upon the close of business on the last day of the Initial Term or the then-current Renewal Term, as applicable, as a result of a Non-Renewal Notice by the Executive.

10.       Payments by Virtue of Termination of Employment.

(a)        If Executive’s employment is terminated at any time during the Term by the Company pursuant to Section 9(d) (Without Cause by the Company) or Section 9(g) (Company Non-Renewal Notice), or by Executive pursuant to Section 9(e) (Good Reason), subject to Section 10(c) of this Agreement, Executive shall be entitled to:

(i)         (A) within thirty (30) days following such termination, (1) payment of Executive’s accrued and unpaid Base Salary (2) payment of any earned but unpaid Annual Bonus for the fiscal year prior to the year of termination, payable at the same time annual bonuses are paid to other similarly situated employees of the Company and (3) reimbursement of expenses under Section 8  of this Agreement, in each case of (1) and (2), accrued through the date of termination and (B) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance); and

(ii)        (A) an amount equal to one (1) times the sum of (i) Executive’s Base Salary as in effect immediately prior to Executive’s date of termination and (ii) Executive’s Target Bonus, which amount shall be payable during the twelve (12) months commencing on the date of termination (the “Severance Period”) in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time; provided, that the first payment pursuant to this Section 10(a)(ii)(A) shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination and shall include payment of any amounts that would otherwise be due prior thereto and (B) a lump sum taxable cash payment equal to the aggregate monthly employer contribution to the Company’s group health coverage premium for an active employee with the same level of coverage as Employee had on the date of termination for the Severance Period, payable on the first payroll date following the sixtieth (60th) day after Executive’s termination. In the event of Executive’s death during the Severance Period, any payments to be made pursuant to this Section 10(a)(ii) shall be paid to Executive’s legal representative.

(iii)      notwithstanding anything to the contrary in an applicable incentive equity award agreement, any outstanding equity award that was granted subject solely to time-based vesting shall fully vest on the Executive’s date of termination.

(b)        If, during the Term, (i) Executive’s employment terminates pursuant to Section 9(a) (Death) or Section 9(b) (Disability), (ii) the Company terminates the Executive’s employment pursuant to Section 9(c) (Cause), or (iii) Executive terminates Executive’s employment pursuant to Section 9(f) (By Executive without Good Reason) or Section 9(h)

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(Executive Non-Renewal Notice), Executive or Executive’s legal representatives, as applicable, shall be entitled to receive the payments and benefits described under Section 10(a)(i) of this Agreement; provided that, if during the Term, the Company terminates Executive’s employment pursuant to Section 9(c) Cause or Executive terminates Executive’s employment pursuant to Section 9(f) (By Executive without Good Reason) or by Executive pursuant to Section 9(h) (Executive Non-Renewal Notice), Executive shall not be entitled to the payment described under Section 10(a)(i)(A)(2). If Executive’s employment terminates pursuant to Section 9(a) (Death) or Section 9(b) (Disability), notwithstanding anything to the contrary in an applicable incentive equity award agreement, the portion of any outstanding equity award that was granted subject solely to time-based vesting and would have vested within the following twelve (12) months had no termination occurred, shall vest on the Executive’s date of termination.

(c)        Conditions to Payment.  Notwithstanding anything herein to the contrary, all payments and benefits due to Executive under this Section 10 which are not otherwise required by applicable law shall be payable only if Executive executes and delivers to the Company a general release of claims in a form provided by the Company and such release is no longer subject to revocation (to the extent applicable) within sixty (60) days following termination of employment.  Failure to timely execute and return such release or the revocation of such release shall be a waiver by Executive of Executive’s right to the payments and benefits under this Section 10 (which, for the avoidance of doubt, shall not include any amounts described in Section 10(a)(i) of this Agreement).  In addition, the payments and benefits under this Section 10 shall be conditioned on Executive’s compliance with Sections 14, 15 and 16 of this Agreement.

(d)        No Other Severance.  Executive hereby acknowledges and agrees that, other than the payments and benefits described in this Section 10, upon the effective date of the termination of Executive’s employment, Executive shall not be entitled to any other payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and all other rights of Executive to compensation under this Agreement shall end as of such date.

11.       Definitions.  For purposes of this Agreement,

(a)        “Affiliate” shall mean any other individual or entity that owns or controls, is owned or controlled by, or is under common ownership or control with, such particular individual or entity.  Without limiting the scope of the preceding sentence, the Parent shall be deemed to be an Affiliate of the Company for all purposes of this Agreement.

(b)        “Cause” shall mean a reasonable and good faith determination by the Board that Executive has (a) engaged in gross negligence, gross incompetence or willful misconduct in the performance of Executive’s duties with respect to the Company or any of its Affiliates, (b) refused without proper legal reason to perform Executive’s duties and responsibilities to the Company or any of its Affiliates, (c) materially breached any material provision of this Agreement or any written agreement or corporate policy or code of conduct established by the Company or any of its Affiliates, (d) willfully engaged in conduct that is materially injurious to the Company or any of its Affiliates, (e) breached restrictive covenants in this Agreement or any other agreement between Executive and the Company or any of its Affiliate, (f) committed an act of theft, fraud,

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embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any of its Affiliates, or (g) been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction); provided that any assertion by the Company of a termination of employment for “Cause” shall not be effective unless the Company has provided written Notice of Breach to Executive within 90 days of the Company’s actual knowledge that Cause exists.

(c)        “Good Reason” shall mean the occurrence of any of the following events: (a) a diminution in Executive’s Base Salary of 10% or more, unless such reduction is part of an initiative that applies to and affects all similarly situated executive officers of the Company substantially the same and proportionately; (b) a material diminution in Executive’s authority, duties, or responsibilities, or (c) a material breach by the Company of this Agreement, other than an isolated, insubstantial and inadvertent failure to comply with this Agreement not occurring in bad faith. Notwithstanding the foregoing provisions of this Section 11(c) or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the condition described in Section 11(c) giving rise to Executive’s termination of employment must have arisen without Executive’s written consent; (ii) Executive must provide written notice of breach to the Company of such condition in accordance with Section 19 within 45 days of the initial existence of the condition; and (iii) the condition specified in the notice of breach must remain uncorrected for 30 days after receipt of the notice of breach by the Company.  Any notice of breach shall be deemed void if the Company cures the matter giving rise to Good Reason under this Section 11(c) within 30 days of the receipt of the notice of breach.

12.       Return of Company Property.  Within ten (10) days following the effective date of Executive’s termination for any reason, Executive, or Executive’s personal representative shall return all property of the Company or any of its Affiliates in Executive’s possession, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any of its Affiliates, the Company’s or any of its Affiliates’ customers and clients or their respective prospective customers or clients.

13.       Resignation as Officer or Director.  Upon the effective date of any Executive’s termination, Executive shall be deemed to have resigned from Executive’s position and, to the extent applicable, as an officer of the Company, as a member of the board of directors or similar governing body of the Company or any of its Affiliates, and as a fiduciary of any Company benefit plan.  On or immediately following the effective date of any such termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

14.       Protection of Information.

(a)        Work Product.  For purposes of this Section 14, the term “the Company” shall include the Company and any of its Affiliates (including the Parent Company), and any

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reference to “employment” or similar terms shall include an officer, director and/or consulting relationship.  Executive agrees that all information, inventions, patents, trade secrets, formulas, processes, designs, ideas, concepts, improvements, diagrams, drawings, flow charts, programs, methods, apparatus, software, hardware, ideas, improvements, product developments, discoveries, systems, techniques, devices, models, prototypes, copyrightable works, mask works, trademarks, service marks, trade dress, business slogans, written materials and other things of value conceived, reduced to practice, made or learned by Executive, either alone or with others, while employed with the Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) that relate to the Company’s business and/or the business of Affiliates of the Company using the Company’s time, data, facilities and/or materials (hereinafter collectively referred to as the “Work Product”) belong to and shall remain the sole and exclusive property of the Company (or its Affiliates) forever.  Executive hereby assigns to the Company all of Executive’s right, title, and interest to all such Work Product.  Executive agrees to promptly and fully disclose all Work Product in writing to the Company.  Executive agrees to cooperate and do all lawful things requested by the Company to protect Company ownership rights in all Work Product.  Executive warrants that no Work Product has been conceived, reduced to practice, made or learned by Executive prior to Executive’s employment with the Company.

(b)        Confidential Information. During Executive’s employment with the Company, the Company agrees to and shall provide to Executive confidential, proprietary, non-public and/or trade secret information regarding the Company that Executive has not previously had access to or knowledge of before the execution of this Agreement including, without limitation, Work Product, technical information, corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, business and marketing plans, strategies, financing, plans, business policies and practices of the Company, and/or Affiliates of the Company, know-how, specialized training, mailing lists, acquisition prospects, identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, potential client lists, employee records, pricing information, evaluations, opinions, interpretations, production, marketing and merchandising techniques, prospective names and marks or other forms of information considered by the Company to be confidential, proprietary, non-public or in the nature of trade secrets (hereafter collectively referred to as “Confidential Information”) that the Company and its Affiliates desire to protect.

(c)        No Unauthorized Use or Disclosure. Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company and its Affiliates. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company or its Affiliates, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use all reasonable efforts to cause all Persons to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information.  At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information of the Company (whether

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now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company exclusively belongs to the Company (and not to Executive), and upon request by the Company for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Executive’s obligations under this Section 14. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its Affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product. Notwithstanding anything contained in this Agreement to the contrary, Executive may disclose Confidential Information: (a) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company; (b) when required to do so by a court of law, by any governmental agency having apparent supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information; provided, however, that in the event disclosure is so required, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order; or (c) as to such Confidential Information that becomes generally known to the public or trade without his violation of this Section 14(c).  Upon termination of Executive’s employment by the Company for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof (in whatever form, tangible or intangible), to the Company.  Executive’s non-disclosure obligations in this Section 14 shall not be applied to limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with a Government Agency for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Agency.  For purposes of this Agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state, or local governmental agency or commission.  The disclosures and actions protected in this Section 14(c) are referred to herein as “Protected Activities.”

(d)        Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, electronic mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating

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to the Company’s business, products or services is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

(e)        Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist the Company and its nominee, at any time, in the protection of the Company’s or its Affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with the Company terminates, at the request from time to time and expense of the Company or its Affiliates, Executive shall reasonably assist the Company and its nominee, at reasonable times and for reasonable periods and for reasonable compensation, in the protection of the Company’s or its Affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

(f)        Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Section 14 by Executive, and the Company or its Affiliates shall be entitled to enforce the provisions of this Section 14 by immediately terminating payments then owing to, or the rights of, Executive under Section 10(a)(ii) or otherwise upon its determination of any such breach and to obtain specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 14 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined that Executive has not committed a breach of this Section 14, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive and Executive’s spouse, if applicable, all payments and benefits that had been suspended pending such determination.

(g)        Immunity from Liability for Confidential Disclosure of Trade Secrets.  Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State or local government official, or to an attorney, solely for the purpose of reporting or investigating, a violation of law.  Executive shall also not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If Executive files a lawsuit alleging retaliation by the Company for reporting a suspected violation

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of the law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret in the court proceeding, so long as any document containing the trade secret is filed under seal and does not disclose the trade secret, except pursuant to court order.  However, Executive is not authorized to make any disclosures as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine without prior written consent of the Company’s General Counsel or another authorized officer designated by the Company.  This Section 14(g) will govern to the extent it may conflict with any other provision of this Agreement

15.       Non-Competition; Non-Solicitation.

(a)        Definitions. As used in this Section 15, the following terms shall have the following meanings:

(i)         “Business” means (a) during the period of Executive’s employment by the Company, the core products and services provided by the Company and its Affiliates during such period and other products and services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on the termination of Executive’s employment with the Company, the products and services provided by the Company and its Affiliates at the time of such termination of employment and other products and services that are functionally equivalent to the foregoing.

(ii)        “Competing Business” means any business or Person that wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will the Company or any of its Affiliates be deemed a Competing Business.

(iii)      “Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Government Agency.

(iv)       “Prohibited Period” means the period during which Executive is employed by the Company hereunder and a period of one (1) year following the termination of Executive’s employment with the Company.

(v)        “Restricted Area” means the geographic area in which the Company or its Affiliates have operations at the time of Executive’s termination of employment with the Company.

(b)        Non-Competition; Non-Solicitation. Executive and the Company agree to the non-competition and non-solicitation provisions of this Section 15: (i) in consideration for the Confidential Information provided by the Company to Executive pursuant to Section 14; (ii) as part of the consideration for the compensation and benefits to be paid to Executive hereunder; (iii) to protect the trade secrets and Confidential Information of the Company or its Affiliates disclosed

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or entrusted to Executive by the Company or its Affiliates or created or developed by Executive for the Company or its Affiliates, the business goodwill of the Company or its Affiliates developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by the Company or its Affiliates; and (iv) as an additional incentive for the Company to enter into this Agreement. Executive further agrees that the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 15 are ancillary or a part of as contemplated by TEX. BUS. & COM. CODE ANN. Section 15.50-15.52.

(i)         Subject to the exceptions set forth in Section 15(b)(ii), Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area, and (ii) Executive will not, directly or indirectly, own, manage, operate, join, become an employee, partner, owner or member of (or an independent contractor to), control or participate in or be associated in any way with or loan money to, sell or lease equipment to, or sell or lease real property to any business or Person that engages in a Competing Business in the Restricted Area.

(ii)        Notwithstanding the restrictions contained in Section 15(b)(i), Executive may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 15(b)(i), provided that Executive does not have the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation. In addition, the restrictions contained in Section 15(b)(i) shall not preclude Executive from being employed by a financial institution so long as Executive’s principal duties at such institution are not directly and primarily related to the Business.

(iii)      Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not (i) directly or indirectly, solicit, entice, persuade or induce any Person who is an officer, employee, consultant, agent, or independent contractor of the Company or any of its Affiliates, or was, during the one-year period prior to the Date of Termination, an officer, employee, consultant, agent, or independent contractor of the Company or any of its Affiliates, to terminate his or her employment, engagement, or associations with the Company or such Affiliate, and/or to become employed by any business or Person other than the Company or such Affiliate, and (ii) directly or indirectly, solicit, entice, persuade or induce any business or Person who or which is a customer of the Company or any of its Affiliates during the one-year period prior to the Date of Termination, to terminate, diminish, reduce, or otherwise alter the nature and/or magnitude of that customer relationship. Notwithstanding the foregoing, the restrictions of clause (i) of this Section 15(b)(iii) shall not apply with respect to an officer, employee, consultant, agent, or independent contractor whose employment or engagement has been involuntarily terminated by the Company or any of its Affiliates (other than for cause), nor shall they apply with respect to an officer, employee, consultant, agent, or independent contractor with whom Executive did not have contact during Executive’s employment with the Company.  Additionally, the restrictions of clause (ii) of this Section 15(b)(iii) shall not apply with respect to

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any business or Person as to whom or which Executive did not have contact during Executive’s employment with the Company.

(c)        Relief. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Section 15 by Executive, and that the Company and/or its Affiliates shall be entitled to enforce the provisions of this Section 15 by immediately terminating payments then owing to Executive under Section 10(a)(ii) or otherwise upon its determination of any such breach and to obtain specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 15 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive. However, if it is determined that Executive has not committed a breach of this Section 15, then the Company shall resume the payments and benefits due under this Agreement and pay to Executive all payments and benefits that had been suspended pending such determination.

(d)        Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Section 15. Executive and the Company understand and agree that the purpose of the provisions of this Section 15 is to protect the legitimate business interests and goodwill of the Company.  Executive acknowledges that the limitations as to time, geographical area and scope of activity to be restrained as contained in this Section 15 are the result of arm’s-length bargaining and are fair and reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of compensation and Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the parties that the provisions of this Section 15 be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Section 15 invalid or unenforceable.

(e)          Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 15 would cause irreparable injury to the Company and its Affiliates. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties agree that any such court is expressly authorized to modify any such unenforceable provision of this Section 15 in lieu of severing such unenforceable provision in its entirety, whether by rewriting the offending provision,

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deleting any or all of the offending provision, adding additional language to this Section 15, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.  The parties expressly agree that this Section 15, as so modified by the court, shall be binding upon and enforceable against each of them. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable States, Provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

16.       Non-Disparagement. Executive shall not, at any time, publicly or privately, verbally or in writing, directly or indirectly, make or cause to be made any defaming and/or disparaging, derogatory, misleading, or false statement about the Company or its Affiliates, their products, or any current or former directors, officers, employees, or agents of the Company or its Affiliates, or the business strategy, plans, policies, practices, or operations of the Company or its Affiliates, to any person or entity, including without limitation, members of the investment community, press, customers, competitors, employees, and advisors of the Company or its Affiliates.  This Section 16 shall not be applied to limit or interfere with Executive’s right to engage in Protected Activities as defined in Section 14(c). A violation or threatened violation of this prohibition may be enjoined by the courts and would be considered a material breach of this Agreement. The rights afforded the Company and its Affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

17.       Cooperation.  From and after an Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that the Company shall reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

18.       Dispute Resolution.  If any dispute arises out of this Agreement or out of or in connection with any equity compensation award made to Executive by the Company or any of its Affiliates, the complaining party shall provide the other party written notice of such dispute. The other party shall have 10 business days to resolve the dispute to the complaining party’s satisfaction. If the dispute is not resolved by the end of such period, either disputing party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If the parties encounter difficulty in agreeing upon a neutral unaffiliated mediator, they shall seek the assistance of the American Arbitration Association (“AAA”) in the selection process. If mediation is unsuccessful, or if mediation is not requested by a party, either party may by written notice demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.

(a)        Unless the parties agree on the appointment of a single arbitrator, the dispute shall be referred to one arbitrator appointed by the AAA. The arbitrator will set

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the rules and timing of the arbitration, but will generally follow the commercial rules of the AAA and this Agreement where same are applicable and shall provide for a reasoned opinion.

(b)        The arbitration hearing will in no event take place more than 180 days after the appointment of the arbitrator.

(c)        The mediation and the arbitration will take place in Houston, Texas unless otherwise agreed by the parties.

(d)        The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.

(e)        All costs and expenses of the mediation and arbitration shall be borne equally by the Company and Executive; provided that each party shall be responsible for his or its own attorney fees.

Executive and the Company explicitly recognize that no provision of this Section 18 shall prevent the Company from taking any action to enforce its rights or to resolve any dispute relating to Sections 14, 15 or 16 in a court of law.

19.       Miscellaneous.

(a)        All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (i) certified mail, postage and fees prepaid, or (ii) nationally recognized overnight express mail service, as follows:

If to the Company:

Cardtronics USA, Inc.

3250 Briarpark Drive, Suite 400

Houston, Texas 77042

Attention: General Counsel

Email: CATM_Legal@cardtronics.com

If to Executive:

At Executive’s home address as then shown in the Company’s personnel records,

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)        This Agreement is personal to Executive and shall not be assigned by Executive.  Any purported assignment by Executive shall be null and void from the initial date of the purported assignment.  The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially

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all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns.

(c)        This Agreement contains the entire agreement between the parties with respect to the subject matter hereof supersedes all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof.  No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Executive by any person or entity to induce Executive to enter into this Agreement other than the express terms set forth herein, and Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

(d)        No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.  No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(e)        If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect.  If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.

(f)        This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(g)        The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement.  The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied.  The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.”  The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

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(h)        Notwithstanding anything to the contrary in this Agreement:

(i)         The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  In no event whatsoever will the Company, any of its affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii)        A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A  upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.  If any payment, compensation or other benefit provided to Executive in connection with the termination of Executive’s employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten business days following Executive’s death (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii)      All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(iv)       If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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(i)         All questions concerning the construction, validity and interpretation of this Agreement and the exhibits to this Agreement will be governed by and construed in accordance with the domestic laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.  The parties hereby irrevocably and unconditionally submit in any legal action or proceeding arising out of or relating to this Agreement to the exclusive jurisdiction of either a state court located in the County of Harris, Texas, with subject matter jurisdiction over the action or the United States District Court, Southern District of Texas, U.S.A. and, in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court.  AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

(j)         Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he/she is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive on and after the Effective Date, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel or other advisor of Executive’s choice and has done so regarding Executive’s rights and obligations under this Agreement, that he is entering into this Agreement knowingly, voluntarily, and of Executive’s own free will, that he is relying on Executive’s own judgment in doing so, and that he fully understands the terms and conditions contained herein.

(k)        The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(l)         The covenants and obligations of the Company under Sections 10, 17 and 19 hereof, and the covenants and obligations of Executive under Sections 10, 12, 13, 14, 15, 16, 17 and 19 hereof, shall continue and survive any expiration of the Term, termination of Executive’s employment or any termination of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CARDTRONICS USA, INC. By: /s/ Gary W. Ferrera By: Gary W. Ferrera Title: Executive Vice President & Chief Financial Officer EXECUTIVE /s/ Paul A. Gullo Name: Paul A. Gullo

ANNEX A

FORM SIGN ON STOCK AWARD